NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 17, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 06, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen Preferred & Income Securities Fund and Nuveen Preferred & Income Opportunities Fund became effective on November 6, 2023. Each share of Common Stock of Nuveen Preferred & Income Securities Fund was converted to 0.98887768 shares of Nuveen Preferred & Income Opportunities Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 06, 2023.